Exhibit 5.1
September 12, 2024

Brighthouse Financial, Inc.
11225 North Community House Road
Charlotte, North Carolina 28277

Registration Statement on Form S-8
of Brighthouse Financial, Inc.

Ladies and Gentlemen:

I am Deputy General Counsel of Brighthouse Services, LLC, and have acted as counsel to Brighthouse Financial, Inc., a Delaware corporation (the “Company”) in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for issuance pursuant to the Brighthouse Financial, Inc. Employee Stock Purchase Plan (Amended and Restated Effective April 3, 2024) (the “Plan”).

In rendering the opinion expressed below, I or other in-house attorneys for the Company over whom I exercise general supervisory authority have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that the 600,000 shares of Common Stock that are reserved for issuance pursuant to the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Interests of Named Experts and Counsel” therein. In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I am a member of the bar of the State of New York. I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Very truly yours,

/s/ Bruce Schindler
Name: Bruce Schindler Title: Deputy General Counsel Brighthouse Services, LLC